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                                                                    EXHIBIT 23.1



                         Consent of Independent Auditors

We consent to the incorporation by reference in this Annual Report (Form 10-K) of TheraTech, Inc. of our report dated February 7, 1997, included in the 1996 Annual Report to Shareholders of TheraTech, Inc.

We also consent to the incorporation by reference in the Registration Statements (Form S-8) pertaining to the 1992 Employees' Stock Option Plan, 1992 Directors' Stock Option Plan and Informal Stock Option Program, and the 1993 Employee Stock Purchase Plan of TheraTech, Inc. of our report dated February 7, 1997, with respect to the consolidated financial statements of TheraTech, Inc. incorporated by reference in the Annual Report (Form 10-K) for the year ended December 31, 1996.


ERNST & YOUNG LLP
Salt Lake City, Utah
March 27, 1997